Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Carolina Bank Holdings, Inc. and Subsidiary

Greensboro, North Carolina

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Carolina Bank Holdings, Inc. and Subsidiary of our report dated March 13, 2009, with respect to the consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the two-year period ended December 31, 2008, which report is included in the December 31, 2008 Annual Report on Form 10-K of Carolina Bank Holdings, Inc.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina

March 2, 2010